SECURITIES AND EXCHANGE COMMISSION
        WASHINGTON, D.C. 20549
_______________________

        FORM S-8
        REGISTRATION STATEMENT
        UNDER
        THE SECURITIES ACT OF 1933
_______________________

        JJFN SERVICES, INC.
        (Exact Name of Registrant as specified in its charter)

Delaware                11-3589981

(State or other Jurisdiction            (I.R.S. Employer
of Incorporation or Organization)               Identification Number)

        2500 Military Trail North
Boca Raton, Florida 33431

        (Address of principal executive offices and zip code)

        Agreement for Consulting Services

        (Full title of Plan)

        Samuel G. Weiss
        2500 Military Trail North
Boca Raton, Florida 33431

        (Name and address of agent for service)

        561-995-0043

        (Telephone number, including area code, of agent for service)


CALCULATION OF REGISTRATION FEE



Title of         Amount         Proposed Maxi-     Proposed
Securities to     to be         mum Offering     Aggregate          Amount of
be Registered   Registered     Price Per Share Offering Price  Registration Fee


Common Stock
$.002 par value 200,000 shares  $0.16      (1)  $32,000 $100.00


(1) Calculated pursuant to Rule 457(h) on the basis of the average of the bid and asked prices for the common stock on the NASDAQ Stock Market Bulletin Board on February 24, 1998.

THIS FORM S-8 CONSISTS OF 9 PAGES.
THE EXHIBITS ARE INDEXED BEGINNING AT PAGE 6.


PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference
The following documents are hereby incorporated by reference in this Registration Statement:

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.
2. The Registrant's Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 1997 and December 31, 1997; and the Registrant's Report on Form 8-K filed on December 9, 1997.

All periodic reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of filing of this Registration Statement and prior to the filing of any post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities
The securities registered hereby have been registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel
Paul H. DeCoster, the owner of the common stock being registered in this Registration Statement, is a partner of Jackson & Nash, LLP, the firm which has rendered the opinion com- prising Exhibit 5.1 to this Registration Statement.

Item 6.  Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director or officer and purchase and maintain liability insurance relating to directors and officers as and to the extent permitted thereby. The certificate of incorporation and by-laws of the Registrant contain provisions indemnifying its directors and officers to the fullest extent permitted by this Section. The Registrant's certificate of incorporation also limits directors' liability for monetary damages for breach of their duties of care owed to the Registrant to the fullest extent permitted by Delaware law.

Item 7.  Exemption from Registration Claimed
No exemption from registration is claimed with respect to the securities registered hereunder.
Item 8.  Exhibits
The following is a list of Exhibits filed as part of this Registration
Statement:

4.1     Contract for Consulting Services between Paul H. DeCoster and the
Registrant.

5.1 Opinion of Jackson & Nash, LLP, Counsel to the Registrant regarding the legality of the securities being registered in this Registration Statement.

23.1 Consent of Horton & Company, LLC, independent certified public accountants.

23.2    Consent of Jackson & Nash, LLP (contained in Exhibit 5.1).
Item 9.  Undertakings
The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in such prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information contained in this Registration Statement; and (iii) to include in such prospectus any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement. Information required by this paragraph will not be included in any such post-effective amendment if such information is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, which are hereby incorporated by reference in this Registration Statement.

2. For purposes of determining any liability under the Securities Act of 1933, the Registrant shall treat each post-effective amendment to this Registration Statement as a new Registration Statement of the securities registered hereby, and the offering of the securities at that time to be the initial bona fide offering thereof.

3. The Registrant will file a post-effective amendment to this Registration Statement to remove from registration any of the securities registered hereby that remain unsold at the end of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provi- sions referred to in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant
certifies that     it has reasonable grounds to believe that it meets all of
the requirements for filing on Form S-8,      it has caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on February 24, 1998.

JJFN SERVICES, INC.


By:/s/Samuel G. Weiss                              By:/s/John P. Kushay
Samuel G. Weiss, President                         John P. Kushay, Treasurer
and Chief Executive Officer                        Chief Financial Officer and
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ David Miller                                        Date:  February 24, 1998
David Miller, Director


/s/Samuel G. Weiss                                      Date:  February 24, 1998
Samuel G. Weiss, Director


/s/Joan Kushay                                          Date:  February 24, 1998
Joan Kushay, Director


/s/John Kushay                                          Date:  February 24, 1998
John Kushay, Director


/s/Ralph Wilson                                         Date:  February 24, 1998
Ralph Wilson, Director


/s/Kenneth F. MacKenzie                                Date:  February 24, 1998
   Kenneth F. MacKenzie, Director




INDEX TO EXHIBITS




Sequential
Exhibit Number


Description


Numbered Page

4.1

Consulting Contract with
Paul H. DeCoster

        6

5.1

Opinion of Jackson & Nash, LLP

        7

23.1

Consent of Horton & Company,
LLC, independent accountants

        9

23.2

Consent of Jackson & Nash, LLP
(contained in Exhibit 5.1)

___


                                                        Exhibit 4.1

JJFN SERVICES, INC.
2500 MILITARY TRAIL NORTH
BOCA RATON, FLORIDA 33431


December 23, 1997


Paul H. DeCoster
Jackson & Nash, LLP
330 Madison Avenue
New York, New York 10017

Dear Mr. DeCoster:
For the past two years you have acted as legal advisor to JJFN Services, Inc. You have agreed to continue these advisory services during 1998 to the extent the Company calls upon you to do so.
In consideration of your past services and the services which you will perform for the Company during 1998, the Company agrees to issue to you 200,000 shares of JJFN common stock, which the Company will register under the Securities Act of 1933 for sale by you at the market at such times as you determine. Upon your acceptance of this Agreement, the Company will promptly file with the Securities and Exchange Commission a Registration State-ment effecting that registration.
Please acknowledge your acceptance of the foregoing by sign-ing and returning a copy of this letter to the undersigned, whereupon it will become a binding agreement between us.

Very truly yours,

JJFN SERVICES, INC.


By: /s/ David Miller
David Miller, Chairman

AGREED:

/s/ Paul H. DeCoster
 Paul H. DeCoster

Dated: December 23, 1997

        JACKSON & NASH, LLP
        330 Madison Avenue
        New York, New York 10017


EXHIBIT 5.1


        February 20, 1998





JJFN Services, Inc.
2500 Military Trail North
Boca Raton, Florida 33431

Dear Sirs:

You have requested our opinion concerning the validity of 200,000 shares of common stock (the Shares) of JJFN Services, Inc. (the Company) being registered by the Company under the Securities Act of 1933 pursuant to Registration Statement on Form S-8. The Shares are owned by Paul H. DeCoster, a partner of this firm.
In rendering this opinion, we have examined and relied upon the following documents and such other representations of offi-cers and directors of the Company as we have believed relevant thereto:
1. The certificate of incorporation and by-laws of the Company, as amended to date.
2. Relevant minutes of meetings and consents signed by the directors of the Company.
3.      The Registration Statement.
4. The agreement pursuant to which the Shares were issued to Mr. DeCoster.
In our examination, we have assumed the genuineness of all signa-tures, the authenticity, accuracy and completeness of all docu-ments submitted to us as originals, and the conformity to origi-nal documents of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that the Shares
 have been duly authorized for issuance and are validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an Exhibit to the Registration Statement. Except as otherwise provided in the foregoing, sentence, this opinion is addressed to you, may not be relied upon by any other party, covers matters only of Delaware corporate and Federal law, may not be quoted or reproduced or delivered by you to any other person and may not be relied upon for any other purposes whatsoever.
In delivering this opinion and consent, we do not admit that we are experts (within the meaning of that term as used in Sec-tion 11 of the Securities Act of 1933 and the regulations promul-gated thereunder) with respect to any part of the Registration Statement.
The information set forth herein is given as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

Very truly yours,

JACKSON & NASH, LLP



By:/s/Paul DeCoster
A Partner

PHDC:lm














EXHIBIT 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





JJFN Services, Inc.
2500 Military Trail North
Boca Raton, Florida 333431


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of which this Consent is a part of our report dated July 23, 1997 relating to the consoli-dated financial statements of JJFN Services, Inc. appearing in its annual report on Form 10-K for the year ended June 30, 1997.


Horton & Company, LLC


Wayne, New Jersey
February 20, 1998
















(i)


1



9